PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated September 29, 2023)	Registration Statement No. 333-274724

Up to $150,000,000

Alpine Income Property Trust, Inc.

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2023 (the “Original Prospectus Supplement”) and the base prospectus dated September 29, 2023 (the “Prospectus”) relating to the offer and sale of shares of our common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $150,000,000 from time to time, pursuant to separate equity distribution agreements, each dated October 21, 2022, as amended October 20, 2023, we, Alpine Income Property OP, LP, or our Operating Partnership, and Alpine Income Property Manager, LLC, or our Manager, entered into with each of Raymond James & Associates, Inc. (“Raymond James”), B. Riley Securities, Inc. (“B. Riley”), Jefferies LLC (“Jefferies”), JonesTrading Institutional Services LLC (“Jones”), KeyBanc Capital Markets Inc. (“KeyBanc”), Regions Securities LLC (“Regions”), and Truist Securities, Inc. (“Truist”), and separate equity distribution agreements, each dated October 20, 2023, we, our Operating Partnership and our Manager entered into with each of Robert W. Baird & Co. Incorporated (“Baird”) and Stifel, Nicolaus & Company, Incorporated (“Stifel”). This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On April 24, 2026, we, our Operating Partnership and our Manager entered into (i) separate equity distribution agreements with each of A.G.P./Alliance Global Partners (“AGP”), Cantor Fitzgerald & Co. (“Cantor”), Colliers Securities LLC (“Colliers”), Huntington Securities, Inc. (“Huntington”), Lucid Capital Markets, LLC (“Lucid”) and UBS Securities LLC (“UBS”) and (ii) separate amendments to each existing equity distribution agreement with each of Raymond James, Baird, B. Riley, Jefferies, Jones, KeyBanc, Regions, Stifel and Truist. Pursuant to the equity distribution agreements, AGP and Colliers shall each become a sales agent and Cantor, Huntington, Lucid and UBS shall each become a sales agent, forward seller and forward purchaser. Accordingly, any reference to “sales agent” or “sales agents” in the Original Prospectus Supplement shall hereafter be deemed to include AGP, Cantor, Colliers, Huntington, Lucid and UBS, any reference to “forward seller” or “forward sellers” in the Original Prospectus Supplement shall hereafter be deemed to include Cantor, Huntington, Lucid and UBS, and any reference to “forward purchaser” or “forward purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include Cantor, Huntington, Lucid and UBS. Through the date of this prospectus supplement, Common Stock with an aggregate offering price of $103,531,143.15 has been offered and sold under the equity distribution agreements. Due to these prior sales, as of the date of this prospectus supplement, shares of Common Stock with an aggregate offering price of up to $46,468,856.85 remain available for offer and sale pursuant to the equity distribution agreements.

Investing in shares of our Common Stock involves risks. See “Risk Factors” beginning on page S-5 of the Original Prospectus Supplement and the risks set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, as well as additional risks that may be described in future reports or information that we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus supplement, the Original Prospectus Supplement and the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the Original Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Raymond James	A.G.P.	Baird	B. Riley Securities
Cantor	Colliers Securities LLC	Huntington Capital Markets	Jefferies
Jones	KeyBanc Capital Markets	Lucid Capital Markets	Regions Securities LLC
Stifel	Truist Securities	UBS Investment Bank

The date of this prospectus supplement is April 24, 2026.